                                                                    Exhibit 99.6


  MARKETWATCH.COM REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS; CASH INCREASES
                      $2.6 MILLION FROM FIRST QUARTER 2003

    ACQUISITION OF PINNACOR INC. TO EXTEND MARKETWATCH.COM LICENSING BUSINESS

SAN FRANCISCO, CALIF., JULY 23, 2003 - MarketWatch.com, Inc. (Nasdaq: MKTW), a leading multimedia source of financial news and information, today announced its second quarter 2003 financial results. The Company's revenues for the second quarter 2003 were $11.1 million, compared to $12.0 million the same period a year ago. Net loss for the second quarter 2003 was ($209,000), or ($0.01) per share, comparing favorably to a net loss of ($4.1 million), or ($0.24) per share for the second quarter of 2002. The Company reported EBITDA of $706,000 for the second quarter of 2003, which is the fourth consecutive quarter of EBITDA.

Cash and cash equivalents at June 30, 2003 were $46.3 million, an increase of $2.6 million from the end of prior quarter.

"We are encouraged by the strength we saw in the advertising market as the quarter progressed. Despite the slow start due to the impact the war had on several ad campaigns, we still managed to increase our advertising revenues quarter-to-quarter," said Larry Kramer, CEO and Chairman of the Board. "At the same time, we continued to execute on our strategy by investing in product development and new revenue streams, which contributed to the 11% increase in our subscription revenues."

REVENUES
Advertising revenues, which include online and broadcast sales, totaled $5.4 million in the second quarter 2003, increasing 4% from the first quarter 2003, and relatively flat from the same period a year ago. The increase from first quarter 2003 was driven primarily by improving results from MarketWatch.com's sponsored link partners, Google and Sprinks, and improved revenues from traditional advertisers including the consumer products and computer hardware and software sectors.

"We are particularly pleased with the success our advertising sales force is having selling ad solutions to customers outside of the financial services sectors," said Mr. Kramer. "Traditional consumer advertisers are impressed with MarketWatch.com's audience demographics, creative advertising solutions, brand and audience size. As a result, they are increasingly looking to us as the partner that will help them reach their branding, advertising and other marketing goals."

Licensing revenues totaled $5.3 million in the second quarter 2003, down 5% from last quarter and 15% from the same period last year. The decreases were due to the softness and consolidation in the financial services sector, which has traditionally been the licensing group's primary focus. To enhance its presence as a provider of information and analytical applications for corporate and investment research, the Company announced today that it has agreed to acquire Pinnacor Inc. (Nasdaq: PCOR), a provider of information and analytical applications (see separate release).

"With our acquisition of Pinnacor, we are taking a major step forward in expanding our licensing business and becoming a powerful, trusted and enduring partner for organizations' Web strategies," said Kramer. "We anticipate the acquisition will close during the fourth quarter, during which time we expect to dilute earnings from a one-time restructuring charge and other deal-related costs. Importantly, we anticipate the acquisition will be accretive to earnings in 2004."

Subscription revenues, which mainly consist of fees collected for the Company's newsletters, increased approximately 11% over last quarter to $359,000. This increase was due primarily to a full quarter of Calandra Report newsletter sales, which launched in March 2003.

OTHER FINANCIAL HIGHLIGHTS
Operating expenses for the second quarter 2003 were $7.0 million, compared to $12.1 million for the same period a year ago. The decrease in expenses was due primarily to continuing cost controls and the reduction of marketing costs relating to the use of CBS in-kind advertising. As of June 30, 2003, MarketWatch.com full-time employees remained the same as last quarter end at 210.

At June 30, 2003, the Company's cash and cash equivalent balance was $46.3 million. The increase in cash of $2.6 million from last quarter was due to cash generated from operations of $2.7 million and the issuance of common stock from the exercise of stock options of $307,000, offset by capital expenditures of $416,000. Days Sales Outstanding decreased to 49 days, an improvement over last quarter, due to the Company's strong collections from a customer base comprised primarily of blue-chip customers.

AUDIENCE GROWTH
During the second quarter 2003, MarketWatch.com's Web properties generated 11.5 million average monthly unique users, up 25% from 9.2 million average monthly unique users in Q2 2002, according to digiMine, the Company's third-party traffic researcher.

The Company's Web site page views for the second quarter 2003 grew to 863 million, up 14% from 758 million for the same period a year ago. MarketWatch.com also served an additional 944 million licensing content impressions through the Web sites of licensing clients, bringing the total Q2 2003 page view volume to
1.8 billion, compared to 1.5 billion page views and content licensing impressions in the second quarter 2002.

 "After a record quarter, we experienced a leveling-off of users this quarter to the second highest quarterly peak in Company history," said Kramer. "The onset of the war in Iraq at the beginning of the quarter drove many of our visitors to focus on multiple page news and feature items while reducing their focus on stock quotes and portfolio activities, highlighting that our large audience of loyal visitors rely on us for their daily business news regardless of where we are in the economic cycle."

BUSINESS HIGHLIGHTS FOR THE QUARTER

   - The Company announced that it was joining forces with AFX News Ltd. in Europe and Xinhua Financial Network (XFN) in Asia, to create the "World Business News Alliance" (WBN), a global news service for the financial community.

   - MarketWatch.com entered into an agreement with Sprinks to provide content-targeted, pay-per-click advertising across the Company's flagship CBS MarketWatch Web site and e-mail newsletters and alerts.

   - The CBS MarketWatch news service was honored as the "Best Internet Business Service" in the 2003 Editor & Publisher "Eppy" Awards. The award was the latest in a succession of honors for the business news site.

   - Absolut Vodka became the exclusive Friday afternoon sponsor of the CBS MarketWatch front page in a weekly day-parts advertising deal. MarketWatch.com's Friday "happy hour" day-part was first launched in early 2001 with Anheuser-Busch and has become one of the Company's most valuable and sought-after advertising properties.

   - The Company's licensing division launched a new MarketWatch Professional Trader feed, a package of real-time U.S business news including equity coverage, economic reports out of Washington, pre-trading indicators, and important breaking news.

   - The MarketWatch.com Radio Network increased its coverage of the U.S. to 234 stations in 138 markets, including all of the top 50 in the nation. The CBS MarketWatch Weekend television show finished June reaching nearly 86% of Designated Market Areas (DMAs).

ABOUT MARKETWATCH.COM
MarketWatch.com, Inc. (NASDAQ:MKTW) is a leading multimedia publisher of business news and information. Founded in 1997, the Company operates two award-winning Web sites, CBS MarketWatch and BigCharts. The Company produces the syndicated CBS MarketWatch Weekend TV program, airs financial reports over The CBS Television Network, and provides updates every 30 minutes on the MarketWatch.com Radio Network. MarketWatch.com licenses market news, investment analysis tools and sophisticated charting applications to financial services firms and media companies. The Company also offers subscription products for individual investors, including the Hulbert Financial Digest.

NOTICE REGARDING FORWARD-LOOKING STATEMENTS
This media release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are based on current expectations and the Company assumes no obligation to update this information. The Company's actual results may differ materially from those anticipated in these forward-looking statements, which include statements relating to the Company's intention and ability to invest in new products and solutions for advertising, licensing and subscription customers, the success of the Company's advertising sales force in selling ad solutions to customers outside of the financial services sections, the effect the acquisition of Pinnacor will have on the

Company's licensing business and Web strategies, the timing of the closing of the Pinnacor acquisition, whether the Company's earnings will be diluted from a one-time restructuring charge and deal-related expenses, whether the Pinnacor acquisition will be accretive to earnings in 2004, and whether the Company's audience size and demographics will be attractive to advertisers seeking to reach a daytime audience. Factors that might contribute to such differences include, among others, the Company's ability to develop on a timely basis, as well as consumer acceptance of, the Company's new products and solutions for advertising, licensing and subscription customers; services or tools; the Company's ability to attract new advertising customers; the level of Internet advertising in general and the amount of advertising on the Company's Web sites and other media outlets in particular; the ability of the Company and Pinnacor to consummate the transaction, the ability of the Company and Pinnacor to successfully integrate their respective operations and employees; and the ability to realize anticipated synergies and cost savings. For more information about these and other potential factors that could affect the Company's business and financial results, see the discussion of "Factors That May Affect Our Operating Results" in the Company's 10-K for the year ended December 31, 2002, the Company's report on Form 10-Q for the quarter ended March 31, 2003, as well as other recent reports the Company filed with the Securities and Exchange Commission (the "SEC"), which are available on the SEC's Web site at www.sec.gov.

                                       ###

Contacts:

Joan Platt, CFO, MarketWatch.com, Inc., 415-733-0500, investor_relations@marketwatch.com

Anna Yen, IR Manager, MarketWatch.com, Inc., 415-733-0500, investor_relations@marketwatch.com

                              MARKETWATCH.COM, INC.
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                            THREE MONTHS ENDED         SIX MONTHS ENDED
                                                  JUNE 30,                  JUNE 30,
                                           ---------------------     ---------------------
                                             2003         2002         2003         2002
                                           --------     --------     --------     --------
Net revenues (1):
  Advertising                              $  5,399     $  5,464     $ 10,574     $  8,989
  Licensing                                   5,342        6,278       10,962       12,524
  Subscriptions                                 359          270          682          315
                                           --------     --------     --------     --------
    Total net revenues                       11,100       12,012       22,218       21,828

Cost of net revenues                          4,403        4,214        8,427        8,088
                                           --------     --------     --------     --------

Gross profit                                  6,697        7,798       13,791       13,740
                                           --------     --------     --------     --------

Operating expenses:
  Product development                         1,754        1,865        3,596        3,296
  General and administrative                  2,801        3,074        5,730        5,899
  Sales and marketing                         2,475        2,711        4,849        5,380
  CBS in-kind advertising                        11        4,463           56        9,313
                                           --------     --------     --------     --------
    Total operating expenses                  7,041       12,113       14,231       23,888
                                           --------     --------     --------     --------

Loss from operations                           (344)      (4,315)        (440)     (10,148)

Interest income                                 135          183          269          365
Income tax                                       --           --           (3)          --
                                           --------     --------     --------     --------

Net loss                                   $   (209)    $ (4,132)    $   (174)    $ (9,783)
                                           ========     ========     ========     ========

Basic and diluted net loss per share       $  (0.01)    $  (0.24)    $  (0.01)    $  (0.58)
                                           ========     ========     ========     ========

Weighted average shares used to compute
 basic and diluted net loss per share        17,262       16,954       17,210       16,873
                                           ========     ========     ========     ========


Supplemental financial data (2):

 Net loss                                  $   (209)    $ (4,132)    $   (174)    $ (9,783)
 Depreciation and amortization                  967        1,210        2,027        2,415
 Interest income                               (135)        (183)        (269)        (365)
 Tax expense                                     83           72          138          144
                                           --------     --------     --------     --------
EBITDA                                     $    706     $ (3,033)    $  1,722     $ (7,589)
                                           ========     ========     ========     ========

(1) The Company reclassified prior period revenues to be comparable to current year's presentation.

(2) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. The Company has presented EBITDA because it is a common alternative measure of performance and management believes that EBITDA is an appropriate measure of evaluating the operating and liquidity performance of the Company.

                              MARKETWATCH.COM, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                   JUNE 31,       DECEMBER 31,
                                                     2003             2002
                                                  ----------      ------------
                                                  (unaudited)
   Assets
Current assets:
  Cash and cash equivalents                       $   46,339       $   43,328
  Accounts receivable, net                             5,473            5,364
  Prepaid expenses                                     1,176              696
                                                  ----------       ----------
    Total current assets                              52,988           49,388

Property and equipment, net                            5,144            6,680
Goodwill, net                                         22,429           22,429
Other assets                                             153              148
                                                  ----------       ----------

    Total assets                                  $   80,714       $   78,645
                                                  ==========       ==========


   Liabilities and Stockholders' Equity
Current liabilities:

  Accounts payable and accrued expenses           $    8,232       $    7,431
  Deferred revenue                                     1,422              917
                                                  ----------       ----------
    Total current liabilities                          9,654            8,348
                                                  ----------       ----------

Stockholders' equity:
  Preferred stock                                         --               --
  Common stock                                           178              171
  Additional paid-in capital                         321,867          320,993
  Contribution receivable                                 --              (56)
  Accumulated deficit                               (250,985)        (250,811)
                                                  ----------       ----------
    Total stockholders' equity                        71,060           70,297
                                                  ----------       ----------

    Total liabilities and stockholders' equity    $   80,714       $   78,645
                                                  ==========       ==========